Exhibit 99.5


Release: IMMEDIATE

           Contact:
                              Jerry B. Hook
                              President & CEO
                              Sparta Pharmaceuticals
                              (215) 442-1700, ext.205

                SPARTA ANNOUNCES APPROVAL OF THIRD IND IN A YEAR
                ------------------------------------------------

   HORSHAM, PA May 15, 1996 /PR NEWSWIRE/ -- Sparta Pharmaceuticals, Inc. (Nasdaq: SPTA) announced today that the FDA has approved a recently filed IND application which now allows Sparta to begin clinical trials with 5-fluoro pyrimidinone (5-FP), an orally bioavailable pro-drug of the widely used anti-cancer agent, 5-fluoroouracil (5-FU). This is the third of Sparta's compounds to be granted IND approval in the past year, the others being SpartajectTM busulfan and RII retinamide.

       5-FP is the first compound from Sparta's L.A.D.D.TM Technology, a process whereby certain inert prodrugs are administered orally but are activated in the liver by an enzyme uniquely found there. Animal studies have demonstrated that this technique allows the systemic delivery of 5-FU by administering 5-FP orally. Sparta's first clinical trial, which will take place in Philadelphia, will seek to confirm the findings in patients. Thereafter, Sparta intends to develop 5-FP as an oral delivery form of 5-FU for those indications currently approved for the active drug.

       5-FU is widely used in the palliative management of gastrointestinal, breast and head and neck cancers, with an estimated 250,000 patients receiving the drug annually. However, only intravenous forms are currently available and, since continuous intravenous infusion has become a preferred, though not approved, mode of administration, an oral dosage form with the same activity would be highly desirable from both patient convenience and cost standpoints. "This is an exciting development for Sparta and for patients with a number of common malignancies.", said Dr. William McCulloch, Sparta's Senior Vice President of Research and Development. "We intend to confirm that this approach is appropriate for patients and make the new drug available as quickly as possible".

     This news release contains forward-looking statements. Actual results could vary from those currently expected and involve risks and uncertainties, such as the inherent uncertainty of the drug development process, and the duration and difficulty of obtaining necessary regulatory approvals. The company undertakes no obligation to release publicly any revisions of these forward-looking statements which may be made to reflect events or circumstances after the date hereof.

       Sparta Pharmaceuticals is a development stage pharmaceutical company engaged in the business of acquiring rights to, and developing for commercialization, technologies and drugs for the treatment of a number of life-threatening diseases, including cancer, cardiovascular disorders and acute inflammation.

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